Exhibit 99.1

Media contact:	Investor contact:
Bobbie Egan	Lavanya Sareen
Corporate Communications	Managing Director, Investor Relations
(206) 392-5134	(206) 392-5656

July 2, 2015

Alaska Air Group Reports June 2015 Operational Results

SEATTLE - Alaska Air Group Inc. (NYSE: ALK) today reported June and year-to-date operational results for its subsidiaries, Alaska Airlines and Horizon Air, and on a combined basis. Detailed information is provided below.

AIR GROUP
On a combined basis, Air Group reported a 6.9 percent increase in traffic on a 7.2 percent increase in capacity compared to June 2014. This resulted in a 0.2 point decrease in load factor to 86.7 percent. These statistics include flights operated by Alaska and those under capacity purchase agreements, including Horizon, SkyWest and PenAir.
The following table shows the operational results for June and year-to-date 2015, compared to the prior-year periods:

	June			Year-to-Date
	2015	2014	Change	2015	2014	Change
Revenue passengers (in thousands)	2,805	2,609	7.5%	15,340	14,002	9.6%
Revenue passenger miles RPM (in millions)	2,921	2,733	6.9%	16,173	14,832	9.0%
Available seat miles ASM (in millions)	3,371	3,144	7.2%	19,206	17,341	10.8%
Passenger load factor	86.7%	86.9%	(0.2) pts	84.2%	85.5%	(1.3) pts

-more-

ALASKA AIRLINES - MAINLINE
Alaska reported a 6.9 percent increase in traffic on a 7.4 percent increase in capacity compared to June 2014. This resulted in a 0.4 point decrease in load factor to 87.0 percent. Alaska also reported 87.5 percent of its flights arrived on time in June, compared to the 86.0 percent reported in June 2014.
The following table shows Alaska's operational results for June and year-to-date 2015, compared to the prior-year periods:

	June			Year-to-Date
	2015	2014	Change	2015	2014	Change
Revenue passengers (in thousands)	2,020	1,887	7.0%	11,022	10,044	9.7%
RPMs (in millions)	2,647	2,475	6.9%	14,657	13,431	9.1%
ASMs (in millions)	3,041	2,831	7.4%	17,330	15,590	11.2%
Passenger load factor	87.0%	87.4%	(0.4) pts	84.6%	86.2%	(1.6) pts
On-time arrivals as reported to U.S. DOT	87.5%	86.0%	1.5 pts	86.7%	87.8%	(1.1) pts

HORIZON AIR
Horizon reported a 6.7 percent increase in June traffic on a 5.5 percent increase in capacity compared to June 2014. This resulted in a 0.9 point increase in load factor to 82.0 percent. Horizon also reported 86.6 percent of its flights arrived on time in June, compared to the 92.9 percent reported in June 2014.
The following table shows Horizon's operational results for June and year-to-date 2015, compared to the prior-year periods:

	June			Year-to-Date
	2015	2014	Change	2015	2014	Change
Revenue passengers (in thousands)	698	649	7.6%	3,848	3,570	7.8%
RPMs (in millions)	206	193	6.7%	1,130	1,061	6.5%
ASMs (in millions)	251	238	5.5%	1,420	1,345	5.6%
Passenger load factor	82.0%	81.1%	0.9 pts	79.6%	78.8%	0.8 pts
On-time arrivals as reported to U.S. DOT	86.6%	92.9%	(6.3) pts	87.5%	88.9%	(1.4) pts

Alaska Airlines, a subsidiary of Alaska Air Group (NYSE: ALK), together with its partner regional airlines, serves more than 100 cities through an expansive network in the United States, Canada and Mexico. Alaska Airlines ranked “Highest in Customer Satisfaction Among Traditional Carriers in North America” in the J.D. Power North American Airline Satisfaction Study for eight consecutive years from 2008 to 2015. Alaska Airlines’ Mileage Plan also ranked “Highest in Customer Satisfaction with Airline Loyalty Rewards Programs” in the J.D. Power 2014 and 2015 Airline Loyalty/Rewards Program Satisfaction Report. For reservations, visit www.alaskaair.com. For more news and information, visit Alaska Airlines’ newsroom at www.alaskaair.com/newsroom.

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